UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 30, 2014 hhgregg, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number: 001-33600

Delaware	20-8819207
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)
4151 East 96th Street
Indianapolis, Indiana 46240
(Address of principal executive offices, including zip code)
(317) 848-8710
(Registrant’s telephone number, including area code)
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
The information called for by this item is contained in Item 5.02, which is incorporated by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 29, 2014, the Boards of Directors of hhgregg, Inc. (the “Company”) appointed Troy H. Risch as the Company's Chief Operating Officer, effective May 5, 2014.
Mr. Risch, age 46, brings nearly 25 years of experience in general management, sales and marketing, real estate and operations within the retail industry.  Most recently, Mr. Risch served as Executive Vice President of Store Operations at RadioShack Corporation where he served as a member of the Executive Committee team and was responsible for 4,400 stores. From 1997 until 2011, Mr. Risch held a variety of operational leadership positions with Target Corporation, including Executive Vice President of Stores.
In connection with Mr. Risch’s appointment as Chief Operating Officer, the Company entered into an offer letter and employment agreement with Mr. Risch which provides for, among other things, (i) an initial base salary of $450,000 per year, (ii) an annual cash incentive opportunity with a target equal to 100% of his base salary, with the actual payout ranging from 0% to 150% of base salary depending on the Company’s performance and a guaranteed minimum incentive bonus in the first year of employment, (iii) a relocation expense allowance, (iv) a grant of 100,000 stock options and (iv) additional benefits generally available to other salaried employees of the Company. Mr. Risch’s employment is an “at will” agreement. However, pursuant to the terms of the employment agreements, if Mr. Risch (i) is terminated by us other than for “cause,” regardless of whether such termination occurs within 12 months after a change of control, or (ii) voluntarily resigns following a material diminution in his base compensation or authority, duties or responsibilities in effect prior to the change of control, or a material change in the geographic location at which he is assigned to perform his duties from prior to the change of control, that occurs within 12 months after a change of control, then he will receive severance equal to 12 months of his base salary paid ratably over a 12-month period consistent with customary payroll practices. In addition, Mr. Risch will receive a lump sum stipend equal to 167% of the product of 12 times the monthly COBRA premium that corresponds to the health, dental and vision coverage that he had in effect at the time of termination paid ratably over the same 12-month period.
For purposes of the employment agreement, “cause” means (i) a failure or refusal to perform specific lawful directives of senior officers, (ii) dishonesty of Mr. Risch affecting the Company, (iii) a violation of any Company policy, (iv) being under the influence of alcohol or using illegal drugs in a manner which interferes with the performance of Mr. Risch’s duties and responsibilities, (v) Mr. Risch’s conviction of a felony or of any crime involving moral turpitude, fraud or misrepresentation, (vi) any misconduct of Mr. Risch resulting in material loss to the Company or material damage to the Company’s reputation or theft or defalcation from the Company, (vii) Mr. Risch’s neglect or failure to substantially perform his material duties and responsibilities or (viii) any material breach of any of the provisions of the employment agreement. For purposes of the employment agreement, “change of control” means (i) a merger, consolidation, business combination or similar transaction involving the Company as a result of which the Company’s stockholders prior to the transaction cease to own at least 70% of the voting securities of the entity surviving the transaction, (ii) a disposition of more than 25% of the Company’s assets or (iii) the acquisition by a person or group of beneficial ownership of more than 25% of the Company’s voting securities.
Mr. Risch’s employment agreement contains covenants prohibiting him from competing with the Company in any state in which the Company has a store or in which Mr. Risch engaged in any business on the Company’s behalf and within a 50-mile radius of any store or distribution center. The agreement also prohibits him from soliciting any Company employees for employment or soliciting business relationships to terminate their relationship with the Company. These restrictions apply during employment and the 12-month period following the termination of employment.

Item 9.01.	Financial Statements and Exhibits

Exhibit No.	Description
99.1	Press release of hhgregg, Inc. dated April 30, 2014

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

hhgregg, Inc.

Date: April 30, 2014	By:	/s/ Andrew S. Giesler
Andrew S. Giesler
Interim Chief Financial Officer